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CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED BALANCE SHEETs
June 30, 2001, 2000 and September 30, 2000


                                             Jun. 30      Jun. 30      Sep. 30
                                              2001         2000         2000
                                            Unaudited    Unaudited     Audited


ASSETS

Current assets
  Cash and cash equivalents                    52,787      109,710       33,688
  Prepaid expenses                                  0            0      158,546

Total current assets                           52,787      109,710      192,234

Property and equipment, net                    62,651       64,028       93,304

License and technology, net                         0       10,000            0

Other asset                                         0            0            0

TOTAL ASSETS                                  115,438      183,738      285,538

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED BALANCE SHEET
June 30, 2001, 2000 and September 30, 2000


                                             Jun. 30      Jun. 30      Sep. 30
                                              2001         2000         2000
                                            Unaudited    Unaudited     Audited

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable                            134,724      204,400       97,827
  Accrued compensation                        364,510      602,400      438,647
  Due to officer                              101,833            0       75,000
  Other current liabilities                   236,877      228,115      152,995
 Notes payable                                365,136      399,813      390,937

Total current liabilities                    1,203,080    1,434,728    1,155,406

Long-term debt                                 404,113            0            0

TOTAL LIABILITIES                            1,607,193    1,434,728    1,155,406

SHAREHOLDERS' EQUITY (DEFICIT)
Preferred stock - Class A, $1.00 par value;
  1,000,000 shares authorized,
  140,020 shares issued and
  outstanding                                  140,020      140,020      140,020
Convertible preferred stock - Class B,
  $1.00 par value; 1,000,000
  shares authorized, -0- shares
  issued and outstanding                             0            0            0
Common stock, no par value;
  250,000,000 shares authorized,
  30,306,592, 21,280,572, and 23,527,738
  shares issued and outstanding             17,074,709   14,961,846   16,187,421
Additional paid-in capital:
  Convertible preferred stock - Class B,
  $1.00 par value; 1,000,000 stock options
  exercisable                                  100,000      100,000      100,000
  Common stock, no par value;
  4,107,154, 4,763,500, and 3,207,154
  stock options and warrants exercisable     1,265,005    1,477,740    1,135,005
Stock subscription receivable                        0            0     (15,450)

Accumulated (deficit)                      (20,071,489) (17,930,596)(18,416,864)

TOTAL STOCKHOLDERS' (DEFICIT)               (1,491,755)  (1,250,990)   (869,868)

TOTAL LIABILITIES AND
 STOCKHOLDERS DEFICIT                          115,438      183,738      285,538



CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended June 30, 2001 and 2000 and the Cumulative Period
From December 1, 1990 (Inception) Through June 30, 2001


                                                                    Dec. 1, 1990
                                                                     (Inception)
                                           Nine Months  Nine Months    Through
                                             Jun. 30      Jun. 30      Jun. 30
                                              2001         2000         2001
                                            Unaudited    Unaudited    Unaudited

Revenues                                            0            0      517,460

Cost of goods sold                                  0      134,875      529,791

Gross profit (loss)                                 0     (134,875)     (12,331)
General and administrative                   1,523,993    3,107,003   14,869,816
Bad debt write-offs                                  0            0    1,680,522
Unrealized loss on derivative instrument        98,919            0       98,919

(Loss) from operations                      (1,622,912)  (3,241,878)(16,661,588)

Non-operating income (expense)                 (31,713)     (83,994) (2,159,429)

Minority interest                                    0            0       62,500

Net (loss)                                  (1,654,625)  (3,325,872)(18,758,517)

Weighted average shares
 outstanding -
 basic and diluted                          27,123,787   16,275,993

Net (loss) per share                             (0.06)       (0.20)

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through June 30, 2001

                         Preferred Stock                       Common Stock                  Total
                       Class A and Options                      No Par Value         Accumulated  Shareholders'
                         Class B & Common        Value       Shares     Value        Deficit    Equity (Deficit)
Balance, Dec. 1, 1990
(re-entry
development stage)                   0               0        10,609     1,042,140    (1,042,140)            0

Shares issued in exchange for:
Cash, Aug. 1993                      0               0         1,000         1,000             0         1,000
Capital contribution,
 Aug. 1993                           0               0         2,000           515             0           515
Services, Mar. 1993                  0               0         2,000           500             0           500
Services, Mar. 1993                  0               0         1,200           600             0           600
Net loss for the year                0               0             0             0        (5,459)       (5,459)

Balance, Sep. 30, 1993               0               0        16,809     1,044,755    (1,047,599)       (2,844)

Shares issued in exchange for:
Services, May 1994                   0               0         2,400         3,000             0         3,000
Cash, Sep. 1994                      0               0        17,771        23,655             0        23,655
Services, Sep. 1994                  0               0         8,700        11,614             0        11,614
Cash, Sep. 1994                      0               0         3,000        15,000             0        15,000
Cash, Oct. 1994                 16,345 A        16,345             0             0             0        16,345
Cash, Sep. and Oct. 1994                             0         1,320        33,000             0        33,000
Net loss for the year                0               0             0             0       (32,544)      (32,544)

Balance, Sep. 30, 1994          16,345          16,345        50,000     1,131,024    (1,080,143)       67,226

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through June 30, 2001

                         Preferred Stock                       Common Stock                  Total
                       Class A and Options                      No Par Value         Accumulated  Shareholders'
                         Class B & Common        Value       Shares     Value        Deficit    Equity (Deficit)

Shares issued in exchange for:
Cash, Feb. 1995                      0               0         1,160       232,000             0       232,000
Debt repayment, Feb. 1995            0               0         2,040       408,000             0       408,000
Debt repayment, Feb. 1995            0               0         4,778       477,810             0       477,810
Acquisition of assets, CIPI
 Feb. 1995                           0               0        28,750     1,950,000             0     1,950,000
Acquisition of assets,
 Apr. 1995                           0               0        15,000             0             0             0
Cash and services, Apr.
 and May 1995                        0               0        16,000       800,000             0       800,000
Cash, Jun. 1995                      0               0           500        30,000             0        30,000
Acquisition of assets and
 services, Sep. 1995                 0               0         4,000       200,000             0       200,000
Cash, Sep. 1995                      0               0            41         3,000             0         3,000
Acquisition of assets,
 Sep. 1995                           0               0        35,000     1,750,000             0     1,750,000
Return of assets, CIPI
 Sep. 1995                           0               0       (27,700)   (1,950,000)            0    (1,950,000)
Net loss for the year                0               0             0             0    (2,293,867)   (2,293,867)

Balance, Sep. 30, 1995          16,345          16,345       129,569     5,031,834    (3,374,010)    1,674,169

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through June 30, 2001

                         Preferred Stock                       Common Stock                  Total
                       Class A and Options                      No Par Value         Accumulated  Shareholders'
                         Class B & Common        Value       Shares     Value        Deficit    Equity (Deficit)

Shares issued in exchange for:
Cash, Feb. 1996                      0               0         1,389       152,779             0       152,779
Debt repayment, Feb. 1996            0               0        10,000       612,000             0       612,000
Services, Feb. 1996                  0               0         3,160       205,892             0       205,892
Cash, Mar. 1996                      0               0           179        25,000             0        25,000
Shares returned and
 canceled Mar. 1996                  0   0       0           (15,000)            0 0    $                    0
Services, Apr. 1996                  0               0            13         2,069             0         2,069
Services, Sep. 1996              4,155 A         4,155           586        36,317             0        40,472
Services, Oct. 1996                  0               0         6,540       327,000             0       327,000
Debt repayment, Nov. 1996            0               0         2,350        64,330             0        64,330
Net loss for the year                0               0             0             0    (2,238,933)   (2,238,933)

Balance, Sep. 30, 1996          20,500          20,500       138,786     6,457,221    (5,612,943)      864,778

Shares issued in exchange for:
Services, Mar. 1997                  0               0           228         6,879             0         6,879
Services, Apr. 1997                  0               0           800        13,120             0        13,120
Services, Jul. 1997                  0               0         1,500        16,200             0        16,200
Cash, Jul. 1997                      0               0        15,000       300,000             0       300,000
Services, Aug. 1997                  0               0         5,958        56,000             0        56,000
Adjustment for partial
 shares due to reverse
 stock split (1:20)                  0               0           113             0             0             0
Services, Oct. 1997                  0               0     1,469,666       587,865             0       587,865
Debt repayment, Oct 1997             0               0     1,540,267       620,507             0       620,507
Cash, Oct. 1997                      0               0     1,500,000       281,250             0       281,250
Services, Nov. 1997                  0               0         4,950        10,538             0        10,538
Net loss for the year                0               0             0             0    (2,739,268)   (2,739,268)

Balance, Sep. 30, 1997          20,500          20,500     4,677,268     8,349,580    (8,352,211)       17,869

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through June 30, 2001

                         Preferred Stock                       Common Stock                  Total
                       Class A and Options                      No Par Value         Accumulated  Shareholders'
                         Class B & Common        Value       Shares     Value        Deficit    Equity (Deficit)

Shares issued in exchange for:
Services, Dec. 1997
through Nov. 1998                    0               0     2,551,610     2,338,264             0     2,338,264
Debt repayment, Apr. 1998
through Sep. 1998                    0               0       250,000       129,960             0       129,960
Cash, Jan. 1998 through
 Jul. 1998                           0               0     4,833,334     1,139,218             0     1,139,218
Acquisition of assets,
 Jul. 1998                           0               0       300,000       421,478             0       421,478
Acquisition of 20% minority
 interest in subsidiary,
 Jul. 1998                           0               0        50,000        59,247             0        59,247
Services, Nov. 1998             60,000 A        60,000             0             0             0        60,000
Net loss for the year                0               0             0             0    (4,928,682)   (4,928,682)

Balance, Sep. 30, 1998          80,500          80,500    12,662,212    12,437,747   (13,280,893)     (762,646)

Shares issued in exchange for:
Shares returned and canceled
 Dec. 1998                           0               0    (1,350,000)     (814,536)                   (814,536)
Services, Dec. 1998
 through Sep. 1999                   0               0       560,029       349,454                     349,454
Cash, Dec. 1998
 through Sep. 1999                   0               0     1,155,800       129,537                     129,537
Debt repayment, Sep. 1999       39,520 A        39,520       960,321       197,500                     237,020
Services, Dec. 1998
 through Sep. 1999             150,000 B       150,000             0             0                     150,000
Debt repayment, Sep. 1999      100,000 A       100,000             0             0                     100,000
Net loss for the period              0               0             0             0    (1,323,831)   (1,323,831)

Balance, Sep. 30, 1999         370,020         370,020    13,988,362    12,299,702   (14,604,724)   (1,935,002)

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through June 30, 2001

                         Preferred Stock                       Common Stock                  Total
                       Class A and Options                      No Par Value         Accumulated  Shareholders'
                         Class B & Common        Value       Shares     Value        Deficit    Equity (Deficit)

Shares issued in exchange for:
Shares reacquired and canceled, Oct. 1999
Services, Oct. 1999                                          (17,500)      (12,000)                    (12,000)
 through Sep. 2000                   0               0     2,405,469       990,949                     990,949
Cash, Oct. 1999
 through Sep. 2000                   0               0     2,295,482       839,425                     839,425
Stock subscription receivable,
 Sep. 2000                           0               0             0       (15,450)                    (15,450)
Reduction of exercise price on
 officer and employee stock
 options, Mar. 2000            Options       1,113,610             0             0                   1,113,610
Issuance of consultant stock
 options Mar. 2000
Exercise officer stock options Options         214,130                                                 214,130
 in exchange for officer's debt
 May 2000                      Options        (407,735)            0             0                    (407,735)
Consultant's stock options,
 Sep. 2000                     Options          65,000                                                  65,000
Exercise officer stock options
 in exchange for officer's debt
 May 2000                       20,000 A        20,000     2,056,346       897,707                     917,707
Retainers, debt and accrued
 liabilities, Oct. 1999
 through Sep. 2000                   0               0     2,799,579     1,171,638                   1,171,638

Net loss for the period              0               0             0             0    (3,812,140)   (3,812,140)

Balance, Sep. 30, 2000         390,020       1,375,025    23,527,738    16,171,971   (18,416,864)   (1,869,868)

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through June 30, 2001

                         Preferred Stock                       Common Stock                  Total
                       Class A and Options                      No Par Value         Accumulated  Shareholders'
                         Class B & Common        Value       Shares     Value        Deficit    Equity (Deficit)

Shares issued in exchange for:
Services, Oct. 2000
 through Jun. 2001                   0               0     1,564,393       281,8684       0            281,684
Stock subscription receivable,
 Oct. 2000                           0               0             0        15,450        0             15,450
Debt, Jan. 2001                      0               0     4,214,461        530,504       0            530,604
Cash, Jan. 2001                      0               0     1,000,000         75,000       0             75,000
Issuance of consultant stock
warrants, Apr. 2001               Options      130,000             0             0        0            130,000

Net loss for the period              0               0             0             0    (1,624,625)   (1,654,625)

Balance, Jun. 30, 2001         390,020       1,505,025    30,306,592    17,074,709   (20,071,489)   (1,491,755)

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2001 and 2000 and the Cumulative Period
From December 1, 1990 (Inception) Through June 30, 2001


                                                                    Dec. 1, 1990
                                                                     (Inception)
                                           Nine Months  Nine Months    Through
                                             Jun. 30      Jun. 30      Jun. 30
                                              2001         2000         2001
                                            Unaudited    Unaudited

Net income (loss)                         (1,654,625)  (3,325,872) (18,973,747)
    Adjustments to reconcile net income (loss)
      to net cash provided by (used by)
      operating activities:
     Non-cash items
        Provision for bad debt                       0            0    1,422,401
        Depreciation and amortization           30,653       61,044    1,641,241
        Stock and options issued for services  411,684    2,682,623    6,930,751
        Stock issued for interest                    0       13,575      535,591
        Minority interest                            0            0     (62,500)
        Write-off of intangibles                     0            0    1,299,861
        Settlements                                  0            0     (25,000)
        Unrealized loss on derivative
          instruments                           98,919            0      98,919
Changes in operating assets and liabilities
  (Increase) decrease in assets
    Accounts receivable                             0            0       (4,201)
    Prepaid expenses                          158,546                   158,546
    Interest receivable                             0            0      (95,700)
    Deposits                                        0        7,000      (25,000)
  Increase (decrease) in liabilities
    Accounts payable                           56,097      (57,941)     302,133
    Accrued compensation                      328,267    (284,983)    1,565,007
    Due to officer                             26,833            0      736,709
    Other current liabilities                  83,882       49,651      455,448

Net cash provided (used) by
 operating activities                        (459,744)    (854,903)  (4,059,541)

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2001 and 2000 and the Cumulative Period
From December 1, 1990 (Inception) Through June 30, 2001


                                                                    Dec. 1, 1990
                                                                     (Inception)
                                           Nine Months  Nine Months    Through
                                             Jun. 30      Jun. 30      Jun. 30
                                              2001         2000         2001

Investing activities
  Increase in notes receivable                      0            0   (1,322,500)
  Cost of license & technology                      0            0      (94,057)
  Purchase of equipment                             0            0     (181,109)

Net cash provided (used) by
 investing activities                               0            0   (1,597,666)

Financing activities
  Common stock issued for cash                 90,450      704,491    3,043,835
  Preferred stock issued for cash                   0            0       16,345
  Proceeds from stock purchase                      0            0      281,250
  Proceeds from debts
    Related party                                   0       68,500    1,852,691
    Other                                     537,506      177,000      744,050
  Payments on debt
    Related party                                   0            0      (46,407)
    Other                                    (149,113)     (12,382)    (202,285)
    Subscription receivable                         0            0       20,000
  Contributed capital                               0            0          515

Net cash provided by
 financing activities                         478,843      937,609    6,041,866

Net increase in cash and cash equivalents      19,099       82,706       52,787

Cash and cash equivalents
beginning of period                            33,688       27,004            0

Cash and cash equivalents end of period        52,787      109,710       52,787

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2001 and 2000 and the Cumulative Period
From December 1, 1990 (Inception) Through June 30, 2001


                                                                    Dec. 1, 1990
                                                                     (Inception)
                                           Nine Months  Nine Months    Through
                                             Jun. 30      Jun. 30      Jun. 30
                                              2001         2000         2001

Cash paid during the year for
  Interest                                          0       25,245      175,937
  Taxes                                             0            0        3,250

Non-cash activities
  Common stock issued for
    Purchase of stock                               0            0      281,250
    Prepaid expenses                                0            0      133,546
    PP&E                                            0            0      130,931
    Deposit                                         0            0            0
    License & technology                            0            0    2,191,478
    Repayment of debt                         530,604            0    3,883,463
    Service & interest                              0    2,482,068    4,949,192

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

Note 1. 	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	Organization

Conectisys Corporation (the "Company") was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur.

TechniLink has developed the Cube 2001 series for the monitoring and controlling of various devices in the petroleum and gas industry.

PrimeLink has developed a product line that uses cutting edge communications to assist in the monitoring of meters for utility companies and the petroleum industry. This technology, while eliminating the need for a meter reader, is more significant in enabling the utility companies to utilize energy conservation and, in the case of power companies, re-routing of electrical power to areas where it is needed. The devices are also in use in vending machines to monitor sales and functions of the vending machine without the physical inspection usually needed.

In September 1995, the Company acquired 80% of the outstanding stock of TechniLink, Inc., a California corporation, and 80% of the outstanding stock of PrimeLink, Inc., a Kansas corporation, in exchange for an aggregate of 200,000 shares of the Company's common stock. The acquisitions were accounted for as purchases. Both PrimeLink and TechniLink are start-up companies with no material operating activity and therefore no pro forma statements of operations were provided for 1995.

The acquisitions of these companies occurred in connection with the signing of the license agreements discussed in Note 10. The Company issued a total of 700,000 shares of common stock and assumed a loan of $400,000 to acquire the licenses and the Corporations. The only major asset acquired from PrimeLink and TechniLink was the license and technology. The aggregate transactions were valued at $1,750,000, the fair market value of common stock issued, and recorded in licenses and technology on the balance sheet.


Organization (continued)

On July 22, 1998, the Company acquired the remaining 20% interest in TechniLink, Inc. for 50,000 shares of the Company's common stock valued at $59,247.

On January 11, 2000, a new Nevada corporation, eEnergyServices.com, Inc., was formed, which has not, as yet, commenced operations. PrimeLink, Inc. and TechniLink, Inc. are in the process of winding down. Upon dissolution, their assets will be distributed to Conectisys Corporation. PrimeLink, Inc. will do its future business in California as United Telemetry Company.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

Basis of presentation and going concern uncertainty

The accompanying consolidated financial statements include the transactions of Conectisys Corporation, its wholly-owned subsidiary TechniLink, Inc., and its 80% owned subsidiary PrimeLink, Inc. All material intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements. Certain prior period amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year's presentation.

The Company returned to the development stage in accordance with SFAS No. 7 on December 1, 1990 and during the fiscal year ended November 30, 1995. The Company has completed two mergers and is in the process of developing its technology and product lines.

As of June 30, 2001, the Company had a deficiency in working capital of approximately $1,500,000, and had incurred continual operating losses since its return to the development stage ($1.8 million in 1996, $2.3 million in 1997, $4.2 million in 1998, $1.0 million in 1999 (nine months), $3.5 million in 2000 and 1.5 million for the nine months ended June 30, 2001, which raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans for correcting these deficiencies include the future sales of their newly licensed products and to raise capital through the issuance of common stock and from continued officer advances to assist in providing the Company with the liquidity necessary to retire the outstanding debt and meet operating expenses (See Notes 14(a), 14(b), and 14(c)). In the longer term, the Company plans to achieve profitability through the operations of the subsidiaries. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Use of estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts. Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect the estimates.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

Fair value of financial instruments

Since the fair value is estimated at June 30, 2001, the amounts that will actually be realized or paid at settlement of the instruments could be significantly different. The carrying amount of cash and cash equivalents is assumed to be the fair value because of the liquidity of these instruments. Accounts payable, accrued compensation, other current liabilities, and notes payable approximate fair value because of the short maturity of these instruments. Long-term debt is recorded at face value because the principal amount is convertible into common stock.

Fiscal year

Effective December 1, 1998, the Company changed its fiscal year-end from November 30 to September 30.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less. All funds on deposit are with one financial institution.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed on property and equipment using the straight-line method over the expected useful lives of the assets, which are generally five years for vehicles and office equipment and seven years for furniture and fixtures.

Licensing agreements

The costs of acquiring license rights are capitalized and amortized over the shorter of the estimated useful life of the license or the term of the license agreement. The licenses are being amortized over a period of five years. During the year ended November 30, 1998, the Company acquired additional license rights in the amount of $421,478 from TechniLink. Although the license remains viable, the Company currently lacks the resources to develop and market it. Accordingly, during the ten month period ended September 30, 1999, the Company accelerated amortization on this asset by writing it down to its net
realizable value of $40,000, incurring a charge of $283,133.     The balance
was fully amortized at September 30, 2000.

Technology

Deferred technology costs include capitalized product development and product improvement costs incurred after achieving technological feasibility and are amortized over a period of five years. At both September 30, 2000 and 1999, respectively, no deferred technology costs were recognized.

Impairment of long-lived assets

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) has been effective for financial statements for fiscal years beginning after December 15, 1995. The standard established new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

Impairment of long-lived assets

The Company wrote-off the balance of the carrying value of older licenses and deferred technology during the year ended November 30, 1998, as a consequence of persistent competitive pressure. The expense incurred was $632,257.

Accounting for stock-based compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS No. 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require, companies to record compensation cost for stock-based employee compensation. The Company has chosen to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Also, in accordance with SFAS No. 123, the Company has provided footnote disclosures with respect to stock-based employee compensation. The cost of stock-based compensation is measured at the grant date on the value of the award, and this cost is then recognized as compensation expense over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market value of the stock as determined by the model at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

Stock issued for non-cash consideration

Shares of the Company's no par value common stock issued in exchange for goods or services are valued at the cost of the goods or services received or at the market value of the shares issued, depending on the ability to estimate the value of the goods or services received.

Income taxes

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse.

Net loss per common share - diluted

Net loss per common share - diluted is based on the weighted average number of common and common equivalent shares outstanding for the periods presented. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

Recent accounting pronouncements

Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS No. 130 did not have a material effect on the Company' financial position or its results of operations.

Statement of Financial Accounting Standard No. 131, "Disclosure About Segments of an Enterprise and Related Information," (SFAS No. 131) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. Adoption of SFAS No. 131 did not have an effect on the Company's financial position or its results of operations; however, additional disclosures may have to be made in the future relating to the above items.

Statement of Financial Accounting Standard No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," SFAS No. 132) issued by the FASB is also effective for financial statements with fiscal years beginning after December 15, 1997. It revises employers' disclosure requirements for pensions and other postretirement benefits and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, SFAS No. 88, and SFAS No. 106 were issued. Adoption of SFAS No. 132 did not have an effect on the Company's financial position or results of operations.

New accounting pronouncements

The Financial Accounting Standards Board has established the following new pronouncements, none of which have (will) materially affect the Company: SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities (effective for years beginning after June 15, 2000)," SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise - an amendment of SFAS No. 65 (effective for fiscal quarters beginning after December 15, 1998)," SFAS No. 135, "Rescission of SFAS No. 75 and Technical Corrections (effective for fiscal years ending after December 15, 1999)," SFAS No. 136, "Transfer of Assets to a Not-for-Profit Organization or Charitable Trust That Raises Contributions for Others (generally effective for financial statements issued for fiscal periods beginning after December 15, 1999)," SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133 - an amendment of SFAS No. 133 (effective June 1999)," SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of SFAS No. 133 (effective for years beginning after June 15, 2000)," SFAS No. 139, "Rescission of SFAS No. 53 and amendments to SFAS No. 63, 89, and 121 (effective for fiscal years beginning after December 15, 2000)," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of SFAS No. 125 (effective for certain disclosures for fiscal years ending after December 15, 2000)."

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

NOTE 2.	RELATED PARTY TRANSACTIONS

Until recently, the Company leased office space in Agua Dulce, California from S.W. Carver Corporation, a company owned by a major shareholder of the Company. The lease was for a period of twelve months, renewable annually in April at the option of the lessee. Effective April, 1998, the monthly rent was increased from $2,000 to $2,500. Around September 1, 2000, the lease was terminated due to the sale of the building. At that time the Company moved certain property and equipment to its Valencia locations.

NOTE 3.    PREPAID EXPENSES AND DEPOSITS

During the year ended September 30, 2000, the Company issued 462,487 shares of its common stock as retainers for consulting services ($128,611) and accounting fees ($4,935). In addition, the Company recognized the unearned portion of an engineering contract ($25,000) as a prepaid asset, bringing the total prepaid expense balance at September 30, 2000 to $158,546. Entire prepaid balance shown was expensed during the nine month period ended June 30, 2001.

NOTE 4.    PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2001 consisted of the following:

Office equipment                             $   262,320
Furniture and fixtures                            16,609
Vehicles                                          35,362
                                             -----------
Total cost                                       314,291
Accumulated depreciation                        (251,640)
                                             -----------
Net book value                               $    62,651
                                             ===========

NOTE 5.    LICENSES AND TECHNOLOGY

Licenses and technology at June 30, 2001 consisted of the following:

      License                  	                   $   421,478
      Accumulated amortization                        (421,478)
                                                    -----------
	Net bk value                               $       -
                                                    ===========


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

NOTE 6.    DUE TO OFFICER

During the ten month period ended September 30, 1999, the Company received cash advances from its CEO totaling $555,193. At September 30, 1999, $197,500 of these advances was exchanged for the assumption of a promissory note to S.W. Carver, due on demand (and in no event later than October 1, 2000) at an annual interest rate of 10%, and another $287,020 of these advances was exchanged for equity. Also at September 30, 1999, $62,522 in accrued compensation was transferred to the advance account, resulting in a balance of $133,195. This balance was converted into a promissory note due on demand (and in no event later than October 1, 2000) at an annual interest rate of 10%.

During the first half of the year ended September 30, 2000, the Company's CEO advanced the Company an additional $68,500 (net of a $5,000 repayment) at an annual interest rate of 10%. Total interest on the advances and promissory notes amounted to $21,766 through May 22, 2000, at which time the total principal plus accrued interest on the aggregate loans ($420,961) was effectively paid-off through the exercise of 2,056,346 common stock options and 20,000 Preferred Class A stock options. The total exercise price for these stock options was $509,972. The balance of the proceeds of $89,011 was applied against accrued officer compensation. During August and September 2000, the Company's CEO advanced the Company another $75,000, which remained unpaid through year-end. During the nine months ended June 30, 2001, the officer advanced the Company an additional $15,000 bringing the total to $90,000 which has been converted to a note.

Another officer of the Company advanced the Company $60,000 during the six months ended June 30, 2001 which has been converted to a note.

NOTE 7.    NOTES PAYABLE
Long-term debt (as noted below) consisted of a $300,000 advance from Laurus Master Fund, LTD., which accrues interest at an annual rate of 8% and is convertible upon maturity into shares of the Company's common stock. Loan fees for this transaction amounted to $32,775. The conversion feature allows the note holder, at its option, to exchange the debt (along with accrued interest) for stock according to the market price in effect on the date of the principal advance (April 12, 2001), which was $0.136 per share, resulting in a share premium of 539,216 common shares for principal and another share premium of 10,335 common shares for accrued interest at June 30, 2001, based upon the closing market price of the Company's common stock on June 30, 2001 of $0.18 per share. Accordingly, the fair value of this derivative instrument at June 30, 2001 included an additional liability pertaining to an unrealized loss of $98,919 related to the anticipated future issuance of the aforementioned premium shares.

Notes payable at June 30, 2001 consisted of the following:

Note payable to Devon Investment Advisors,
      unsecured, due on demand, interest payable
      at an annual rate of 10%                      $ 241,824

Note payable to Black Dog Ranch LLC,
      unsecured, semi-monthly payments of $2,500,
      including interest at an annual rate
      of 18%, with remaining balance due and
      payable on December 1, 2001                     123,312

	Note Payable to Laurus Master Fund, LTD.
      secured by a six month eight percent
      convertible debenture and 4,772,860
      shares of restricted common stock                267,225

Note Payable to Laurus Master Fund, LTD.
      secured by a six month, 8%
      convertible debenture and 4,772,860
      shares of restricted common stock,
      maturing on October 12, 2001

        Principal advance                             $300,000
        Accrued interest                                 5,194
                                                      --------
                                                       305,194
        Unrealized loss - equivalent to
      549,551 additional common shares
      @ $0.18                                           98,919     404,113
                                                      --------    ---------
      Total notes payable                                          769,249
      Less current portion                                        (365,136)
                                                                 ---------
      Long-term debt                                             $ 404,113
                                                                  =========

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

NOTE 7.	NOTES PAYABLE (continued)

The maturity of long-term debt at June 30, 2001 was as follows:

	Year ended June 30, 2001:                    $ 632,361
                                                     ---------
       Total notes payable                           $ 632,361
                                                     =========

NOTE 8.	SHAREHOLDERS' EQUITY (DEFICIT)
The Company is authorized to issue 50,000,000 shares of $1.00 par value preferred stock, no liquidation preference. One million of the preferred shares are designated as Class A preferred shares which have super voting power wherein each share receives 100 votes and has anti-dilution rights. One million of the preferred shares are designated as Class B preferred shares which have conversion rights wherein each share may be converted into ten shares of common stock.

In December, 1998, the Company canceled 1,350,000 shares of its common stock previously issued to a consultant and valued at $814,536, which were contingent on the establishment of a $5,000,000 line of credit (never achieved).

In December, 1998, the Company issued 750,000 shares of its common stock valued at $50,000 to a consultant for services rendered.

In January and September, 1999, the Company issued a total of 152,548 shares of its common stock for consultant services rendered of $45,360.

During the months March, 1999 through September, 1999, the Company issued a total of 405,800 shares of its common stock valued at $79,537 in a private placement.

In September, 1999, the Company issued 100,000 shares of its common stock for consultant fees rendered of $84,644.

In September, 1999, the Company issued 960,321 shares of its common stock to repay related party debt of $197,500.

In September, 1999, the Company issued a total of 47,481 shares of its common stock valued at $15,957 as hiring bonuses for two employees.

In September, 1999, the Company issued 260,000 shares of its common stock to its president as compensation for director fees of $203,493 and also issued him 39,520 of its Class A $1.00 par value preferred stock to partially repay debt.

In September, 1999, the Company issued options to purchase 500,000 shares each (a total of 1,000,000) of its Class B convertible preferred stock at a price of $5.00 per share in exchange for debt reduction of $50,000 each (a total of $100,000) to a note holder and the Company's president.

In September, 1999, the Company issued options to purchase 600,000 shares of the Company's common stock (500,000 options to its president and 100,000 options to an employee) valued at $150,000.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

In October, 1999, the Company re-acquired and canceled 17,500 common shares from the former president of PrimeLink, in return for a $12,000 consulting agreement.

During the months October, 1999 through March, 2000, the Company issued a total of 241,200 shares of its common stock valued at $52,919 in a private placement. In conjunction with this issuance and the March through September, 1999 issuance noted above, certain shareholders received warrants to purchase 506,500 shares of common stock at $2.00 per share through November 1, 2001.

During the period October, 1999 through September, 2000, the Company issued a total of 2,612,796 shares of its common stock to various consultants for services rendered and to be rendered (retainer of $128,611) totaling $1,051,932.

In November, 1999, the Company received cash of $66,927 to cover the balance due on an old subscription for 300,000 shares of the Company's common stock.

In November, 1999 through September, 2000, the Company issued 240,000 shares of its common stock to its outside accountant for services rendered and to be rendered (retainer of $4,935) in the amount of $130,000.

In December, 1999 and February, 2000, the Company issued 879,309 shares of its common stock to current and former officers for accrued compensation in the amount of $419,747.

In December, 1999, the Company issued an additional 19,804 shares of its common stock valued at $7,195 (net of 6,283 canceled shares valued at $10,805) in full settlement of a vendor dispute.

In February and March, 2000, a consultant exercised 250,000 common stock options at $125,000 ($0.50 per share)

In March, 2000, the Company issued 20,000 shares of its common stock for $16,000 in legal services.

In March, 2000, the Company issued 500,672 shares of its common stock in subscriptions and private placements totaling $195,000.

In March, 2000, the Company issued 135,000 shares of its common stock to an officer for $89,042.

In March 2000, the Company issued 563,500 common stock options to a consultant valued at $214,130.

In March, 2000, the Company adjusted the exercise price on 2,600,000 common stock options previously issued to two officers and an employee, resulting in an increase in compensation expense of $1,113,610.

In April, 2000 through September, 2000, the Company issued 1,019,800 shares of its common stock through cash subscriptions totaling $242,450, for which $15,450 (representing 61,800 shares) had not yet been collected as of September 30, 2000.

During April, 2000 through September, 2000, an additional 242,560 shares of the Company's common stock were issued in a private placement totaling $68,087. In conjunction with these and previous issuances, certain shareholders received warrants to purchase 446,305 shares of the Company's common stock at $2.00 per share through September 1, 2002.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

NOTE 8.	SHAREHOLDERS' EQUITY (DEFICIT) (continued)

In May, 2000, the Company's CEO exercised 2,056,346 common stock options and 20,000 Class A Preferred stock options in exchange for debt and accrued compensation aggregating $509,972. $407,735 was transferred from stock options exercisable to common stock as a result of this transaction.

In June, 2000, a note-holder converted $200,000 principal value of debt into 800,000 shares of the Company's common stock (at $0.25 per share).

In August and September, 2000, three officers and an employee received 539,389 shares of the Company's common stock as payment for $229,693 of accrued compensation.

In September, 2000, old liabilities of $108,020 were transferred to shareholders' equity (deficit) in recognition of additional paid-in capital.

In September, 2000, the Company issued 500,000 common stock options to a consultant valued at $43,900 (representing a floating exercise price that was 15% below the current market price of the Company's common stock).

In October, 2000, the Company received $15,450 for stock subscription receivable.

In October, 2000, the Company issued 141,777 shares of common stock valued at $30,907 to the officers for accrued compensation.

In October, 2000, the Company issued 66,414 shares of common stock valued at $19,200 to a consultant for accrued services rendered.

In November, 2000, the Company issued 50,000 shares of common stock valued at $20,000 to a consultant for services rendered.

In December, 2000, the Company issued 110,000 shares of common stock valued at $12,005 to two consultants for services rendered.

In January, 2001, the Company issued 400,000 shares of common stock valued at $34,000 to a consultant for accrued services rendered.

In January 2001, the Company issued 1,000,000 shares of common stock for $75,000 cash.

In January 2001, the Company issued 300,000 shares of common stock to convert $75,000 of debt outstanding.

In March 2001, the Company issued 100,000 shares of common stock valued at $24,633 to a consultant for services rendered.

In April 2001, the Company issued 1,000,000 common stock warrants to a consultant valued at $130,000, as consideration for providing the Company with advances under a convertible debenture arrangement (See Note 7 above).

In April 2001, the Company issued 450,000 shares of common stock valued at 52,712 to four new members to the board of directors.

In April 2001, the Company issued 3,356,270 shares of common stock valued at $371,497 as accrued compensation to officers of the Company for the 1st and 2nd quarters of the fiscal year 2001.

In April 2001, the Company issued 312,974 shares of common stock valued at $39,651 for services.

In June 2001, the Company issued 491,419 shares of common stock valued at $132,683 for services.

NOTE 9.   INCOME TAXES

Deferred income taxes consisted of the following at September 30, 2001:

      Deferred tax asset, benefit
      of net operating loss
      carryforward                                $ 7,500,000
	Deferred tax liability                           -
	Valuation allowance                        (7,500,000)
                                                  -----------
	Net deferred taxes                        $       -
                                                  ===========
The valuation allowance offsets the net deferred tax asset, since it is more likely than not that it would not be recovered.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

NOTE 10.	COMMITMENTS AND CONTINGENCIES

Employment agreements

The Company has entered into seven employment agreements with key Individuals, the terms of the agreements are as follows:

1)	The President and CEO of PrimeLink entered into an agreement dated
September 15, 1995 for a period of three years. This agreement, along with his royalty agreement, were mutually terminated. The separation agreement, as of October 31, 1997, called for a settlement of $12,000 to be paid $1,000 monthly for the following twelve months. As of September 30, 2000, $4,000 remained unpaid.

2)	The President and CEO of TechniLink entered into an agreement dated
September 15, 1995 for a period of three years. He is entitled to receive a base salary of $90,000 per year and an annual bonus equal to 15% of the net profits before taxes earned by TechniLink, Inc. He is also granted an option to purchase up to 250,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value of the stock on the date of purchase. In December, 1998, he resigned from the Company.

3)	The CEO (now former President) of the Company entered into an agreement dated October 2, 1995 (which was amended September 1, 1997 and September 1,
1999) for a period of five years, and he is entitled to receive a base salary of $160,000 per year. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus will be compensated for with the Company's restricted common stock. He is also granted an option to purchase up to 2,000,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value for the prior 30 trading days before exercise. On March 27, 2000, the exercise price was adjusted to a flat $0.3864 per share, with an expiration date of December 2, 2003.

4)	The Acting President of the Company entered into an agreement dated
September 11, 2000 for a period of six months through March 11, 2001, and he is entitled to receive a base salary (consulting fees) of $120,000 per year, of which 50% shall be paid in cash and 50% shall be paid in restricted common stock at a rate equal to 50% of the average market closing price for the last 5 trading days of each quarter. He shall be issued 100,000 shares of restricted common stock as a hiring bonus, at a per share price of $0.28415, equivalent to 50% of the average market closing price for the prior 30 trading days before the agreement date. He shall further receive performance bonuses (paid in restricted common stock) upon successful completion of specific milestones pertaining to the implementation and deployment of the HNET System. The incentive package could net him up to 650,000 shares of restricted common stock. He is also granted an option through March 11, 2001 to purchase up to 100,000 shares of the Company's restricted common stock at a price of $0.38 per share.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

NOTE 10.	COMMITMENTS AND CONTINGENCIES (continued)

Employment agreements (continued)

5)	The Chief Financial Officer of the Company entered into an agreement dated October 2, 1995 (which was amended September 1, 1997) for a period of three years, and he is entitled to receive a base salary of $80,000 per year and an annual bonus of 2% of the Company's pretax income. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus shall be compensated for with the Company's restricted common stock. He is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value at the date of purchase. Effective February, 1999, he resigned from the Company.

6)	The Secretary and Treasurer of the Company entered into an Agreement dated October 2, 1995 (which was amended September 1, 1997, September 1, 1999, and June 30, 2000) for a period of five years (extended through April 1, 2005), and she is entitled to receive a base salary of $80,000 per year. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus shall be compensated for with the Company's restricted common stock. She is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 60% of the average market value for the prior 180 trading days before exercise. On March 27, 2000, the exercise price was adjusted to a flat $0.38 per share, with an expiration date of December 31, 2004.

7)	The Chief Technical Officer of the Company entered into an agreement dated August 1, 1998 for an initial term of three years, and he is entitled to receive a base salary of $150,000 per year, with a minimum of $90,000 to be paid annually in cash and the balance paid (at the option of the Company) in cash or restricted common stock under rule 144. The employee shall receive a hire-on bonus of $75,000 worth of the Company's restricted common stock under rule 144, at one-half market price. The employee shall further receive performance bonuses (paid in restricted common stock, as above) upon successful completion of specific milestones pertaining to the implementation and deployment of certain software (up to $862,500). If substantially all performance milestones are met, he is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 60% of the average market value at the date of purchase. As of September 30, 2000, none of the aforementioned milestones had been successfully completed.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

License agreements

The Company has entered into license agreements with the Presidents of both PrimeLink and TechniLink. The license agreements were entered into on September 20, 1995, in connection with the acquisition of PrimeLink and TechniLink (see Note 1 above), and are for a period of five years. As consideration for these license agreements, the Company issued each licensee 250,000 shares of its restricted common stock and will pay each licensee a royalty of 5% of net sales of the applicable product. In addition, in the event of the sale or merger of TechniLink or PrimeLink, a royalty sum of 20% of the sales price of the license shall be paid to the licensee; the sales price shall not be less than $1,500,000. The licenses were valued at the fair market value of the stock issued to obtain the licenses. In 1997, there was a separation agreement between the President of PrimeLink and the Company, whereby the President of PrimeLink agreed to forfeit royalty rights and return all shares of the Company's common stock obtained pursuant to the license agreement for a $12,000 settlement.

Litigation

There have been three recent legal proceedings in which the Company has been a party:

The first case, Securities and Exchange Commission (the "Plaintiff") vs. Andrew
S. Pitt, Conectisys Corp., Devon Investments Advisors, Inc., B&M Capital Corp., Mike Aaman, and Smith Benton & Hughes, Inc. (Defendants) Civil Case # 96-4164. The case alleges that a fraudulent scheme was orchestrated and directed by the defendants to engage in the sale and distribution of unregistered shares of Conectisys by creating the appearance of an active trading market for the stock of Conectisys and artificially inflating the price of its shares. In the suit, the SEC sought permanent injunctions from violating securities laws. The SEC did not seek any civil penalties from the Company. The courts, having conducted a trial of this matter without jury and taken it under submission, found for the plaintiff as follows: against Conectisys on the claim that the defendant violated section 5(a), 5(c), and 17(a). Conectisys was not found to have violated section 10(b), 10(b-5), or 15(c). The Company was subsequently ordered to disgorge profits totaling $175,000. On March 5, 1999, the Company entered into an Amended Final Judgment of Permanent Injunctive Relief with the Securities and Exchange Commission ("SEC"). The Company and the SEC agreed on a settlement in which the Company would dismiss its then pending appeal and take a permanent injunction that it would not in the future violate sections 5(a), 5(c), 17(a), 10(b), 10(b-5), or 15(c); in return the SEC would not demand the previously ordered disgorgement of $175,000.

The second case was brought by Clamar Capital Corp. (the "Plaintiff") against Smith Benton & Hughes; Michael Zaman; Claudia Zaman; Andrew Pitt and Conectisys Corp. (collectively the "Defendants"). The case was brought before the District Court of Arapahoe, State of Colorado, Case # 97-CV-1442, Division 3. The Plaintiff did not specify an amount of damages that it sought from the Defendants. On March 26, 1999, the District Court of Arapahoe, State of Colorado, dismissed the civil case against Conectisys Corp. brought by Clamar Capital Corp.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

Litigation (continued)

The third case was brought by Southern Arizona Graphic Associates, Inc. (the "Plaintiff") against Conectisys Corporation (the "Defendant"). The case was brought before the Superior Court of the State of Arizona, County of Pima, Case # 333852. The claim was for goods, printing services, and funds advanced by the Plaintiff. On December 8, 1999, the Company's Board of Directors approved the issuance of 26,087 shares of the Company's common stock valued at $18,000 in full settlement of the defendant's claim. The matter was subsequently dismissed with prejudice.

The Company, during its normal course of business, may be subjected from time to time to disputes and to legal proceedings against it. Both counsel and management do not expect that the ultimate outcome of any current claims will have a material adverse effect on the Company's financial statements.

NOTE 11.	MAJOR CUSTOMERS

The Company, as a development stage enterprise, did not have revenues during nine months ended June 30, 2001 and the year ended September 30, 2000.

NOTE 12.	STOCK OPTIONS

During the fiscal year ended September 30, 1999, the Company issued to a note holder options to purchase 500,000 shares of the Company's Class B preferred stock at an exercise price of $5.00 per share. As consideration, the Company reduced the debt by $50,000 and received an extension of time to pay-off its promissory note. The Company also issued to its CEO options to purchase another 500,000 shares of the Company's Class B preferred stock at an exercise price of $5.00 per share in exchange for a reduction in debt of $50,000. Total consideration received on the above issued options, as evidenced by debt reduction, was $100,000. These options can be exercised through November 1, 2002 and can also be converted into common stock at the rate of 10 common shares for each Class B preferred share.

The Company's CEO currently owns 140,020 shares of the Company's Class A preferred stock, of which 20,000 shares were purchased during the year ended September 30, 2000, and has options to purchase another 9,980 shares for $1.00 per share through December 1, 2001.

The Company accounts for stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. During the year ended September 30, 2000, the Company issued 100,000 common stock options to its acting president at an exercise price of $0.38 per share, exercisable over a six-month period. This option expired in March 2001. As the exercise price approximated the market price of the common stock on the date of grant, no compensation cost was recorded in the financial statements. Had compensation cost for stock options granted during the year ended September 30, 2000 been determined based on the fair value at the grant dates consistent with the method of FASB Statement No. 123 (utilizing the Black-Scholes model assuming a risk-free annual rate of return of 6% and volatility factor of 50%), the Company's net loss would have increased by $25,000.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

NOTE 12.	STOCK OPTIONS (continued)

During the ten month period ended September 30, 1999, 500,000 common stock options were issued to the Company's CEO and another 100,000 common stock options were issued to an employee. These options were valued at $150,000 in aggregate. No pro forma information required by SFAS No. 123 is included, as the disclosure would not be materially different from the amounts and disclosures already presented. On March 27, 2000, the Company fixed the exercise prices of 2,600,000 common stock options previously issued at (higher) floating exercise prices to the Company's CEO, the Company's secretary, and the employee, resulting in an additional compensation cost of approximately $1,113,610, increasing the total common stock options exercisable by the same amount. In May, 2000, the Company's CEO exercised 2,056,346 common stock options, resulting in the transfer of $407,735 of common stock options exercisable to common stock. Adding in the value of 1,163,500 common stock options corresponding to consultant issuances in March, 2000 and September, 2000 in the amount of $279,130 (as noted above) brought the balance of common stock options exercisable at September 30, 2000 to $1,235,005. The total balance of stock options exercisable at September 30, 2000 was 1,235,005, including $100,000 attributable to the Company's Class B preferred stock.

The Company has granted various common stock options and warrants to employees and consultants. Generally, the options and warrants were granted at approximately the fair market value of the Company's common stock at the date of grant and vested immediately, except that when restricted rule 144 common stock was issued, the options and warrants were granted at an average market discount of 50% (ranging from 20% to 75%). Compensation expense for options and warrants issued to employees for services as measured by the (discounted) market value of the common stock at the date of grant and the exercise price in accordance with APB Opinion No. 25, with pro forma disclosure of the excess of market value as required by FASB No. 123. All options and warrants issued to consultants and other non-employees were recorded at the fair value of the services rendered and equivalent to market value (as discounted, if applicable) of the equity instruments received as per FASB No. 123. The market value was determined by utilizing an averaging convention of between 5 to 30 days of the closing price of the Company's common shares as traded on the over-the-counter bulletin board (stock symbol CNES) through the grant date and applying certain mathematical assumptions as required under the Black-Scholes model. Such assumptions, pertaining to the risk-free annual rate of return and stock volatility, were the same as those mentioned above when making fair value disclosures for the issuance of officer and employee stock options.

The pro forma effect on the net loss for the year ended September 30, 2000 is indicated below:
                                      As Reported               Pro Forma
                                      -----------              -----------
Net loss                              $(3,812,140)             $(3,837,140)

Net loss per share -
 Basic and diluted                          $(.21)                   $(.21)

Total compensation expense recognized during the year ended September 30, 2000 in connection with options and warrants issued to officers and employees and granted at exercise prices below fair market value was $1,113,610, attributable to a reduction in exercise prices on 2,600,000 common stock options, as described below.

In February, 2000, the Company's Board of Directors approved the issuance of a performance bonus award option of 250,000 shares of common stock to a consultant under the Company's Non-qualified Stock Option Plan at an exercise price of $0.50 per share (the approximate market value of the common stock). These options were all exercised by March, 2000. For services rendered during the year ended September 30, 2000, the Company issued 563,500 common stock options to a consultant at an exercise price of $2.00 per share, exercisable over an approximate three-year period. As a retainer, the Company also issued another 500,000 common stock options to a consultant at an exercise price set at 15% below the current market value of the Company's common stock, exercisable over a twelve-month period. Under the Black-Scholes model (assuming the same risk-free interest and volatility factors as noted above), the above stock options were recorded at a value of $214,130 and $65,000, respectively.

During the ten month period ended September 30, 1999, 500,000 common stock options were issued to the Company's CEO and another 100,000 common stock options were issued to an employee. Total compensation expense recognized for these below-market options was $150,000 in aggregate. No pro forma information required by SFAS No. 123 is included, as the disclosure would not be materially different from the amounts and disclosures already presented. On March 27, 2000, the Company fixed the exercise prices of 2,600,000 common stock options previously issued at (higher) floating exercise prices to the Company's CEO, the Company's secretary, and the employee, resulting in an additional compensation cost of approximately $1,113,610, increasing the total common stock options exercisable by the same amount. In May, 2000, the Company's CEO exercised 2,056,346 common stock options, resulting in the transfer of $407,735 of common stock options exercisable to common stock. Adding in the value of 1,163,500 common stock options corresponding to consultant issuances in March, 2000 and September, 2000 in the amount of $279,130 (as noted above) brought the balance of common stock options exercisable at September 30, 2000 to $1,135,005. The total balance of stock options exercisable at September 30, 2000 was 1,235,005, including $100,000 attributable to the Company's Class B preferred stock.

In April, 2001, the Company issued 1,000,000 common stock warrants to a consultant as consideration for advancing the Company funds through a convertible debenture (in effect, an equity line-of-credit), convertible into common stock at an exercise price of approximately $0.196 (120% above the market price of the Company's common stock at the date of issuance) and exercisable over a four-year time frame. Under the Black-Scholes model, these warrants were valued at $130,000, bringing the total balance of stock options and warrants exercisable at June 30, 2001 to $1,365,005.

The Company has granted various common stock options and warrants to employees and consultants. Generally, the options and warrants were granted at approximately the fair market value of the Company's common stock at the date of grant and vested immediately, except that when restricted rule 144 common stock was issued, the options and warrants were granted at an average market discount of 50% (ranging from 20% to 75%). Compensation expense for options and warrants issued to employees for services as measured by the (discounted) market value of the common stock at the date of grant and the exercise price in accordance with APB Opinion No. 25, with pro forma disclosure of the excess of market value as required by FASB No.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001


NOTE 12.	STOCK OPTIONS (continued)

123. All options and warrants issued to consultants and other non-employees were recorded at the fair value of the services rendered and equivalent to market value (as discounted, if applicable) of the equity instruments received as per FASB No. 123. The market value was determined by utilizing an averaging convention of between 5 to 30 days of the closing price of the Company's common shares as traded on the over-the-counter bulletin board (stock symbol CNES) through the grant date and applying certain mathematical assumptions as required under the Black-Scholes model. Such assumptions, pertaining to the risk-free annual rate of return and stock volatility, were the same as those mentioned above when making fair value disclosures for the issuance of officer and employee stock options.

The common stock option activity during the fiscal year ended September 30, 2000 and nine-month period ended June 30, 2001 was as follows:


                                       Common Stock
                                          Options     Weighted
                                            and        Average
                                          Warrants      Price
                                        ----------    --------
Balance outstanding, September 30, 1999  3,600,000    $    .64
 Granted                                 1,913,500         .86
 Exercised                              (2,306,346)        .27
                                        ----------    --------
Balance outstanding, September 30, 2000  3,207,154    $    .69(1)
 Granted                                 1,000,000         .20
 Expired                                  (100,000)        .38
                                        ----------    --------
Balance outstanding, June 30, 2001      4,107,154    $    .58(1)
                                        ==========    ========

(1)	Due to floating strike prices, weighted average price upon issuance is
$0.94, upon exercise is $0.69.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

NOTE 12.	STOCK OPTIONS (continued)

The following table summarizes information about common stock options at June 30, 2001:

                          Outstanding                  Exercisable
                           Weighted    Weighted               Weighted
   Range of      Common    Average      Average      Common    Average
   Exercise       Stock      Life      Exercise       Stock   Exercise
    Prices      Options    (Months)      Price       Options    Price
-------------   ---------   -------     -------      --------- -------
$ .50 - $ .50     500,000         5     $   .50        500,000 $   .50#
$2.00 - $2.00     563,500        23     $  2.00        563,500 $  2.00
$ .39 - $ .39   1,443,654        32     $   .39      1,443,654 $   .39*
$ .38 - $ .38     100,000        45     $   .38        100,000 $   .38*
$ .20 - $ .20   1,000,000        46     $   .20      1,000,000 $   .20
$ .38 - $ .38     500,000        57     $   .38        500,000 $   .38*

$ .20 - $2.00   4,107,154        34     $   .58      4,107,154 $   .58
=============   =========        ==     =======      ========= =======

#	Currently a floating exercise price
* 	Formerly a floating exercise price

	The above table excludes 952,805 warrants exercisable at $2.00 per share, which have nominal value and which were issued to certain stock subscription investors. Of these warrants, 506,500 expire November 1, 2001 and 446,305 expire September 1, 2002. The table also excludes a contingent issuance to the Company's Chief Technical Officer of 2,000,000 common stock options exercisable at $0.50 per share and expiring December 31, 2002. These common stock options will not vest until certain milestones have been attained.

NOTE 13.	FORM S-8 FILING

In December 1999, the Company filed a Form S-8 registration statement for the Conectisys Corporation Non-Qualified Stock and Stock Bonus Plan (the "Plan"). The purpose of the Plan is to compensate independent consultants of the Company through the granting of non-qualified stock options (as described in Sections 83 and 41 of the Internal Revenue Code). Shares of stock covered by stock options and stock bonuses consist of 1,000,000 shares of the common stock of the Company. The entire registration has been filled. 750,000 shares were issued to consultants for services rendered in the amount of $323,725 and 250,000 shares were issued at $0.50 per share pursuant to a Performance Award Option to a consultant. The entire 250,000 share option was exercised during the quarter ended December 30, 2000, resulting in a $125,000 cash inflow to the Company.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001

NOTE 14.	SUBSEQUENT EVENTS

On August 8, 2001 the Company filed an Amended Form SB-2/A Registration Statement with the Securities & Exchange Commission to register up to 4,411,765 common shares owned by an existing shareholder will be registered for sale.

The Company has filed corporate certificates of dissolution with the California Secretary of State for its 80%-owned subsidiary PrimeLink, Inc. and its wholly-owned subsidiary TechniLink, Inc. These will become effective when valid tax clearance certificates have been issued by the Franchise Tax Board. Upon dissolution, the assets of the dissolved subsidiaries will be distributed to the parent corporation.